Exhibit 10.2

SKYSTAR BIO-PHARMACEUTICAL COMPANY
Room 10601, Jiezuo Plaza
No. 4, Fenghui Road South
Gaoxin District, Xian Province
People’s Republic of China

May 26, 2009

Mr. Mark D. Chen
Suite 10-64
#9 Jianguomenwai Avenue
Beijing, P.R. China 100600

Re:	Director Offer Letter

Dear Mr. Chen:

Skystar Bio-Pharmaceutical Company, a Nevada corporation (the “Company”), is pleased to offer you a director position on its Board of Directors (the “Board”).  We are all very impressed with your credentials and we look forward to your future success in this role.

Should you choose to accept this position as a member of the Board, this letter shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1.           Term.  This agreement shall be for the ensuing year, commencing on May 26, 2009 (the “Effective Date”).  Your term as director shall continue subject to the provisions in Section 8 below or until your successor is duly elected and qualified.  The position shall be up for re-election each year at the annual shareholder’s meeting and upon re-election, the terms and provisions of this agreement shall remain in full force and effect.

2.           Services.  You shall render services as a member of the Board, as well as a member of the Board’s audit committee in the capacities of the committee chairman and “audit committee financial expert” as that term is defined under Item 407(d)(5)(ii) of Regulation S-K, and as a member of the Board’s compensation committee (hereinafter your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the committees of which you are a member as regularly or specially called in accordance with the terms of the Company’s by-laws and/or the committee charters. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board and committees regularly and as reasonably necessary via telephone, electronic mail or other reasonable forms of correspondence.

3.           Services for Others.  You shall be free to represent or perform services for other persons during the term of this agreement.  However, you agree that you do not presently perform and do not intend to perform, during the term of this agreement, similar Duties, consulting or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing).  Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.           Compensation.

(a)           You shall receive cash compensation of USD $14,000 per calendar year of service, payable in accordance with the attached Schedule A, and prorated for partial time periods.

(b)           Additionally, you shall have the right to receive 2,778 shares of the Company’s common stock, $0.001 par value, in the form of a restricted stock grant (the “Restricted Stock”) at the commencement of your term hereof and at each commencement of your re-elected terms thereafter. The Restricted Stock shall be “restricted” and cannot be resold without their prior registration or compliance with the terms of Rule 144 promulgated by the Act or an exemption from the Act.  The number of shares of Restricted Stock is subject to adjustment in the case of any stock split, reverse stock split, combination or similar events.

Upon the filing of an election pursuant to Section 83(b) of the Internal Revenue Code (the “Code”) with respect to such grant of Restricted Stock, the Company will not reimburse you for any federal and state taxes due as a result of such election.

For each grant of Restricted Stock, you shall not, directly or indirectly, prior to the first anniversary of its issuance date: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the shares of such Restricted Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the shares of such Restricted Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of such Restricted Stock, in cash or otherwise.

In connection with each grant of Restricted Stock, you hereby represent and warrant to the Company, as of the date hereof, that:

A.           The shares of such Restricted Stock will be acquired for investment for your own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and you have no present intention of selling, granting any participation in or otherwise distributing the same.

B.           You understand that the acquisition of the shares of such Restricted Stock involves substantial risk. You have experience as an investor in securities of companies and acknowledges that your are able to fend for yourself, can bear the economic risk of your investment and has such knowledge and experience in financial or business matters that you are capable of evaluating the merits and risks of your investment and protecting your own interests in connection with this investment.

C.           You are an "accredited investor" within the meaning of Regulation D of the Securities Act.

D.           You understand that: (i) the shares of such Restricted Stock are characterized as "restricted securities" under the Securities Act, inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and (ii) under the Securities Act and applicable rules and regulations thereunder, such securities may be resold without registration under the Securities Act only in certain limited circumstances. You are familiar with Rule 144 under the Securities Act, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

(c)           The Company agrees to reimburse all of your travel, hotel, car rental, meals and other reasonable expenses relating to your attendance at meetings of the Board. In addition, the Company agrees to reimburse you for reasonable expenses that you incur in connection with the performance of your duties as a director of the Company, provided that you shall seek the Company’s approval prior to the incurrence of any such expenses exceeding $500.

5.           D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under an officers and directors insurance policy with coverage not to exceed $1,000,000, which the Company shall obtain within a reasonable period of time.

6.           No Assignment.  Because of the personal nature of the services to be rendered by you, this agreement may not be assigned by you without the prior written consent of the Company.

7.           Confidential Information; Non-Disclosure.  In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.           Definition.  For purposes of this agreement the term “Confidential Information” means:

i.           Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.           Any information which is related to the business of the Company and is generally not known by non-Company personnel.

iii.           By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b.           Exclusions.  Notwithstanding the foregoing, the term Confidential Information shall not include:

i.           Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this agreement, or any other agreement requiring confidentiality between the Company and you;

ii.           Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.           Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c.           Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same.  In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company.  In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items.  You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this agreement, or upon your termination or Resignation, as defined in Section 8 herein.

d.           No Disclosure.  You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company.  You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this agreement.

8.            Termination and Resignation.  Your membership on the Company’s Board may be terminated for any or no reason at a meeting called expressly for that purpose by a vote of the stockholders holding at least two-thirds of the shares of the Company’s issued and outstanding shares entitled to vote.  You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon its acceptance by the Board, provided, however, that if the Board has not acted on such written notice within ten days from its date of delivery, then your Resignation shall upon the tenth day be deemed accepted by the Board.  Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any cash compensation (or equivalent value in Company common stock shares) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

9.           Governing Law.  All questions with respect to the construction and/or enforcement of this agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Nevada applicable to agreements made and to be performed entirely in the State of Nevada.

10.           Entire Agreement; Amendment; Waiver; Counterparts.  This agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  Any term of this agreement may be amended and observance of any term of this agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this agreement.  The failure of any party at any time to require performance by any other party of any provision of this agreement shall not affect the right of any such party to require future performance of such provision or any other provision of agreement.  This agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

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The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

SKYSTAR BIO-PHARMACEUTICAL COMPANY

By:
Weibing Lu
Chief Executive Officer

AGREED AND ACCEPTED:

Mark D. Chen